Exhibit 99.1

News Release

Investor Contacts:

KCSA Strategic Communications

Jeffrey Goldberger / Philip Carlson

+1 212.896.1249 / +1 212.896.1233

jgoldberger@kcsa.com / pcarlson@kcsa.com

DIAMONDBACK ENERGY, INC. COMPLETES INITIAL PUBLIC

OFFERING OF COMMON STOCK

Midland, TX (October 17, 2012) – Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback Energy”) today announced the completion of its initial public offering of 12,500,000 shares of common stock at a public offering price of $17.50 per share (the “Diamondback Energy IPO”). Diamondback Energy’s common stock commenced trading on The Nasdaq Global Select Market on October 12, 2012 under the ticker symbol “FANG.” The closing of the Diamondback Energy IPO took place on October 17, 2012. The underwriters have a 30-day option to purchase from Diamondback Energy up to an additional 1,875,000 shares of common stock at the public offering price (less the underwriting discount).

Net proceeds to Diamondback Energy from the sale of the shares of its common stock, after underwriting discounts and estimated expenses, are estimated to be approximately $204.6 million (or $235.3 million if the underwriters’ option to purchase additional shares is exercised in full). On the closing date, Diamondback Energy repaid the outstanding borrowings under its revolving credit facility, repaid its note to Gulfport Energy Corporation (“Gulfport”) in connection with Gulfport’s contribution of its oil and natural gas interests in the Permian Basin to Diamondback Energy and satisfied its subordinated indebtedness owed to an affiliate of Wexford Capital LP in full. Diamondback Energy intends to use the remaining net proceeds to settle the existing crude oil swaps, fund a portion of Diamondback Energy’s exploration and development activities and for general corporate purposes, which may include leasehold interest and property acquisitions, working capital and the settlement of the post-closing cash adjustment payable to Gulfport in connection with Gulfport’s contribution to Diamondback Energy.

Credit Suisse Securities (USA) LLC acted as book-running manager for the offering. Raymond James & Associates, Inc., Tudor, Pickering, Holt & Co. Securities, Inc., Wells Fargo Securities, LLC, Capital One Southcoast, Inc., Scotiabank / Howard Weil, Simmons & Company International, Sterne, Agee & Leach, Inc., SunTrust Robinson Humphrey, Inc. and Wunderlich Securities, Inc. served as co-managers.

The offering of these securities is being made only by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, copies of which, when available, may be obtained from Credit Suisse Securities (USA) LLC:

Credit Suisse Securities (USA) LLC

Attn: Prospectus Department

One Madison Avenue

New York, NY 10010

telephone: (800) 221-1037

email: newyork.prospectus@credit-suisse.com

You may also obtain these documents for free when they are available from the Securities and Exchange Commission at www.sec.gov.

A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described above nor shall there be any sale of the securities described above in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Diamondback Energy, Inc.

Diamondback Energy is an independent oil and natural gas company focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback Energy’s activities are primarily focused on the Clearfork, Spraberry, Wolfcamp, Cline, Strawn and Atoka formations, which we refer to collectively as the Wolfberry play.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve certain risks and uncertainties, including, among others, risks impacting the ability of Diamondback Energy to complete any public offering of its securities because of general market conditions or other factors and risks that could cause the results to differ materially from those expected by the management of Diamondback Energy. Diamondback Energy undertakes no obligation to update or revise any forward-looking statement.

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